UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-12223

                          Univision Communications Inc.
       ------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         605 Third Avenue, 12th Floor, New York, NY 10158 (212) 455-5200
       ------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           7.85% Senior Notes due 2011
       ------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
       ------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  |_|               Rule 12h-3(b)(1)(i)  |X|
          Rule 12g-4(a)(1)(ii) |_|               Rule 12h-3(b)(1)(ii) |_|
          Rule 12g-4(a)(2)(i)  |_|               Rule 12h-3(b)(2)(i)  |_|
          Rule 12g-4(a)(2)(ii) |_|               Rule 12h-3(b)(2)(ii) |_|
                                                 Rule 15d-6           |_|

     Approximate number of holders of record as of the certification or notice
date:           39
        -------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Univision Communications Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:         May 21, 2007          By:  /s/  Andrew W. Hobson
       -------------------------        ---------------------------------------
                                         Name:  Andrew W. Hobson
                                         Title: Senior Executive Vice President,
                                                Chief Strategic Officer and
                                                Chief Financial Officer